UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2006

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida 33431
(Address of principal executive offices) (Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

As previously announced by Airspan Networks, Inc. (the “Company”), Jonathan Paget, the Company’s Chief Operating Officer, will be leaving the Company to pursue other opportunities on October 2, 2006, the end of the third quarter of 2006 (the “Departure Date”).

Pursuant to a Compromise Agreement entered into on June 8, 2006 (the “Agreement”), Mr. Paget will continue to receive, at previously contracted rates, salary, benefits, accrued holiday pay and bonuses up until the Departure Date. Additionally, as contemplated by Mr. Paget’s employment agreement in the event Mr. Paget was terminated without cause, Mr. Paget is entitled to receive within fourteen days of the Departure Date, a lump sum payment at previously contracted rates. . Pursuant to the Agreement, any options to purchase shares of the Company’s common stock held by Mr. Paget which are unvested as of the Departure Date shall be forfeited and Mr. Paget will have 90 days from the Departure Date to exercise any vested but unexercised options.

Under the Agreement, Mr. Paget has agreed to be bound by restrictive covenants regarding, among others things, confidentiality. Mr. Paget has also provided a general release of claims in favor of the Company and related parties.

The foregoing does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement, which is attached hereto as Exhibit 10.1

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Compromise Agreement, dated June 8, 2006, by and between Jonathan Paget and Airspan Communications Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2006

AIRSPAN NETWORKS, INC

	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and Chief Financial Officer